KAYS INVESTOR RELATIONS
DIRECT COMMUNICATIONS UPDATE:

Kaya Holdings, Inc. Launches Shareholder Hotline for direct communication regarding recent developments.

To speak with our new Corporate Communications Manager regarding your investment in KAYS, please call 954-480-1270.

We have taken this step so that we may more effectively communicate with our investors

We will follow up with more communication after we file our 10-Q in the coming days.

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About Kaya Holdings, Inc.

Kaya Holdings, Inc. **(OTCQB:KAYS)** is a Mind Care Company with longstanding operations as a touch-the-plant, vertically integrated legal cannabis business.

The Company is evolving into a full mind care enterprise with the planned introduction of psilocybin and ketamine treatments, as permitted by State Law.

Kaya Holdings Quick Stock Facts:

Symbol: KAYS

SEC Reporting Status: Current

Trading Venue: OTCQB

Common Shares Outstanding: 22,172,835

Shares in DTC: 8,860,806

12 Month Trading Range: (0.0416 - 0.1242)

Unique Industry Fact: Oregon is currently the only state in the country that allows for State-Licensed, Psilocybin Manufacturing and Treatment Facilitation Centers to be licensed under the Oregon Health Authority (OHA).

KAYS Advantage: KAYS has been operating continously in Oregon since July, 2014 when they received an OHA issued Medical Marijuana DIspensary License and opened the first State-Licensed Medical Marijuana Dispensary to be owned and operated by a public company.

KAYS intends to apply for an OHA issued State-License to open a Psilocybin Treatment Facility, subject to financing and regulatory approval.

KAYS is also monitoring other States and Countries for additional potential Psilocybin Treatment Center opportunities.

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News on 1/25/23

Kaya Holdings, Inc. (OTCQB:KAYS) Launches Fifth Dimension Therapeutics™

to seek to Provide Innovative Psychedelic-Based Treatments for depression and Anxiety Related Conditions and address the Growing Multi-Billion Dollar Global Psychedelics Market


Wednesday
Thursday

It is estimated that approximately every 40 seconds someone in the world commits suicide. Psilocybin may soon be available as a mainstream medical treatment for treatment resistant depression (TRD) and other mental health diseases, potentially providing a new lease on life for millions worldwide for whom current medications do not work.

"...The Company is pleased to announce that one of its senior employees, Bryan Arnold, has been enrolled in one of the first training courses to qualify for an Oregon Psilocybin Facilitator License, permitting him to oversee the cultivation of psilocybin mushrooms and related products as well as operate up to five (5) state licensed facilitation clinics where psilocybin treatments will be administered. Bryan is expected to complete his training and apply for licensure in April."

UPDATE: Bryan Arnold has graduated from his training course and passed his OHA Facilitator Exam and is pending clearance from the OHA Licensing Division.

"Additionally, the Company is proud to welcome attorney Glenn E.J. Murphy to the FDT Board of Director. Glenn will assist FDT with introductions to pharmaceutical companies seeking data and access to psychedelic patients,

as well as advising on the development of intellectual property, structure of potential joint ventures, funding opportunities, acquisitions, and other related endeavors..."

To read the full release please click here or cut and paste the following link:

https://finance.yahoo.com/news/kaya-holdings-inc-otcqb-kays-134500839.html

KAYS 2022 Annual Report filed 4/27/23

To access the report please click here or cut and paste the following link:

https://www.otcmarkets.com/filing/conv_pdf?id=16593014&guid=eOu-kF3Chky2B3h

Morgan Stanley Research Report on Psychedelics

"…Psychedelics offer a fundamental change in how mental health disorders are treated…Depression is now one of the leading causes of disability, and the global cost to treat mental health illness is anticipated to reach $6 trillion by 2030… Many patients simply do not respond to current treatment options. Psychedelic therapies are an alternative approach to treating mental health that target unmet needs and redress the lack of innovation in the field…"

To access the report please click here or cut and paste the following link:

https://www.dropbox.com/s/nhu154eew0b2763/Morgan-Stanley-Psychedelics.pdf?dl=0

Wall Street Journal Article on Psychedelics



As recently reported in the Wall Street Journal, Venture Capitalist Brom Rector of Empath Ventures sees Psychedelics as … "a traditional biotech play, with a high probability of failure but a potential upside of 10, 20, maybe 50 times." Additionally, he sees many of the infrastructure companies for the industry as having a lot higher probability of becoming cash flow positive.

To access the article please click here or cut and paste the following link:

https://www.wsj.com/articles/investors-see-far-out-profits-in-psychedelic-medicine-11657724411

Important Disclosure

KAYS is planning execution of its stated business objectives in accordance with current understanding of state and local laws and federal enforcement policies and priorities as it relates to cannabis and psychedelics. Potential investors and shareholders are cautioned that KAYS and subsidiaries including FTD will obtain advice of counsel prior to actualizing any portion of their business plan (including but not limited to license applications for the cultivation, distribution or sale of marijuana and psychedelic products, engaging in said activities or acquiring existing production/sales operations). Advice of counsel with regard to specific activities of KAYS, federal, state or local legal action or changes in federal government policy and/or state and local laws may adversely affect business operations and shareholder value.

Forward-Looking Statements

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, acceptance of

the Company's current and future products and services in the marketplace, the ability of the Company to develop effective new products and receive regulatory approvals of such products, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For more information, contact Investor Relations: info@kayaholdings.com 954-480-1270

SOURCE: Kaya Holdings

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A copy of the Company's latest filings and other data as filed with the SEC is available online at www.sec.gov